EXHIBIT 10.8
SHAREHOLDER AGREEMENT
          SHAREHOLDER AGREEMENT, dated as of January 11, 2008 (this “Agreement”), by the undersigned shareholder (the “Shareholder”) of Golden Cycle Gold Corporation, a Colorado corporation (“Target”), for the benefit of AngloGold Ashanti Limited, a corporation organized under the laws of the Republic of South Africa (“Parent”).
RECITALS
          WHEREAS, Parent, GCGC LLC, a Colorado limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Target are entering into the Agreement and Plan of Merger, dated as of January 11, 2008 (the “Merger Agreement”), which provides for the merger of Target with and into Merger Sub (the “Merger”);
          WHEREAS, the Shareholder owns that number of shares of common stock, no par value per share, of Target (“Target Common Stock”), appearing on the signature page hereof (such shares of Target Common Stock, together with any other shares of capital stock of Target acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and
          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Merger Agreement the Shareholder has agreed, to enter into this Agreement.
          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Shareholder agrees as follows:
          1. Covenants of Shareholder. Until the termination of this Agreement in accordance with Section 3:
     (a) The Shareholder shall attend the Target Meeting, in person or by proxy, and at the Target Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of (i) the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) any other matter necessary to the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
     (b) At any meeting of shareholders of Target or at any adjournment thereof or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Target or any of its Subsidiaries or any other Acquisition Proposal, (ii) any amendment of Target’s articles of incorporation or bylaws or other proposal or transaction involving Target or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of Target or (iii) any action that would result in a breach of any representation, warranty or covenant made by Target in the Merger Agreement. The Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.
     (c) The Shareholder agrees not to (i) sell, transfer (including by operation of law), pledge, assign, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement (other than this Agreement), whether by proxy, voting agreement or otherwise, or grant or appoint any power of attorney in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.
     (d) The Shareholder shall not, nor shall the Shareholder authorize any investment banker, consultant, attorney, agent or other advisor or representative of the Shareholder to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by furnishing non-public information) any inquiries regarding, or the making or submission of any proposal that constitutes, or that may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or disclose any non-public information regarding Target or any of its Subsidiaries or afford access to the properties, books or records of Target or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person that the Shareholder knows or has reason to believe is contemplating making an Acquisition Proposal.
     (e) The Shareholder shall use the Shareholder’s commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Target and Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.
     (f) The Shareholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by the Shareholder of any voting securities of Target acquired by the Shareholder hereafter and promptly notify Parent in writing of the nature and amount of any inquiry regarding, or the making or submission of any proposal that would constitute, or that may reasonably be expected to lead to, an Acquisition Proposal.
     (g) The Shareholder hereby irrevocably grants to, and appoints any individual or individuals who shall hereafter be designated by Parent, and each of them, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote, or cause to be voted, the Shareholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, at every annual, special or other meeting of the shareholders of Target, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, solely in the manner specified in Section 1(a) and (b) hereof; provided, however, that the foregoing grant of proxy shall terminate immediately upon termination of this Agreement in accordance with its terms, including with respect to matters as to which a record date has heretofore passed.
     (h) The Shareholder specifically recognizes and agrees that this grant of proxy is coupled with an interest. This appointment of proxy shall survive the bankruptcy, merger, dissolution, liquidation, death or incapacity of the Shareholder. The Shareholder represents that any proxies heretofore given in respect of the Shareholder’s Subject Shares are not irrevocable, and that any such proxies are hereby revoked.
          2. Representations and Warranties. The Shareholder represents and warrants to Parent as follows:
     (a) The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any liens, claims, options or other encumbrances. The Shareholder does not own, of record or beneficially, or have the right to vote any shares of capital stock of Target other than the Subject Shares. The Shareholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.
     (b) This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium fraudulent transfer, statutes of limitation, or other similar laws and judicial decisions affecting or relating to the rights of creditors generally. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with, result in a breach of, or constitute a default under, or give rise to any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any agreement, order or other instrument binding upon the Shareholder, nor require any regulatory registration, filing or approval.
     (c) The Shareholder acknowledges receipt and review of the Merger Agreement.
          3. Termination. The obligations of the Shareholder hereunder shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 10.1 thereof and (ii) the Effective Time.
          4. Further Assurances. The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
          5. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.
          6. Remedies. The Shareholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Shareholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.
          7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          8. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholder and Parent.
          9. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Colorado or any Colorado state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such party.
          10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.
          11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such state.
          12. Notice. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,
          (a) if to Parent, to:
AngloGold Ashanti Limited
11 Diagonal Street
Johannesburg 2001
P.O. Box 62117
Marshalltown 2107 South Africa
Attention:
Facsimile No.:
with a copy to:
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention: Ronald R. Levine II, Esq.
Facsimile No.: 303-893-1379
          (b) if to the Shareholder to:
Midas Funds, Inc.
11 Hanover Square
New York, New York 10005
Attention: Thomas B. Winmill
Facsimile No.: 212-363-1101
with a copy to:
Dorsey & Whitney, LLP
370 Seventeenth Street, Suite 4700

Denver, CO 80202-5647
Attention: Kenneth G. Sam, Esq.
Facsimile No.: (303) 629-3450
          All such notices, requests and other communications shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier).
          13. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.
          14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIDAS FUND, INC.

By:	/s/ Thomas Winmill

	Name:	Thomas Winmill

	Title:	President

Number of shares of Target Common Stock owned on the date hereof: 1,964,500

Accepted and Agreed to as of the date set forth above:

ANGLOGOLD ASHANTI LIMITED

By:	/s/ Donald C. Ewigleben

	Name:	Donald C. Ewigleben

	Title:	Executive Officer - Law, Health, Safety and Environment